PRICING SUPPLEMENT NO. 96-25 Dated December 11, 1996     Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996       File No. 33-64357




                       BENEFICIAL CORPORATION


                       Medium-Term Notes, Series H
                          (Book Entry Notes)


UBS Securities LLC purchased $60,000,000 principal amount of these Medium-Term Notes, Series H, maturing on December 15,
2006, at a principal price of $59,670,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.


       Fixed Rate Notes Due 9 Months or More from Date of Issue



                                                               Interest
  Principal         Settlement             Maturity            Rate Per
   Amount              Date                  Date                Annum

$ 60,000,000     December 16, 1996     December 15, 2006         6.94%